Spondoolies-Tech Ltd.

May 12, 2015

Charles W. Allen

Bitcoin Shop Inc.

1901 North Fort Myer Drive, Suite #1105

Arlington, VA 22209

Dear Mr. Allen:

Reference is made to that certain Letter of Intent (the “LOI”) dated April 5, 2015 between Spondoolies-Tech Ltd., an Israel corporation (“ST”), and Bitcoin Shop Inc., a Nevada corporation (“BTCS,” and together with ST, the “Parties”). This letter agreement sets forth certain understandings and binding agreements of the Parties related to the obligations set forth in the LOI and the transactions contemplated thereby (the “Proposed Transaction”) and shall first become effective upon the date of the closing of the proposed investment of $1,500,000.00 by BTCS into ST pursuant to a Joinder to Series B Preferred Share Purchase Agreement dated as of October 19th, 2014, as amended by and among ST and the Investors listed therein (the “Effective Date”).

1.Exclusivity. Between the Effective Date and the earlier of (a) the consummation of the Proposed Transaction and (b) the nine month anniversary of the Effective Date (the “Initial Period”), ST shall not, and shall cause its affiliates not to, directly or indirectly through any of their respective Representatives (as defined below), initiate, solicit or knowingly encourage any proposals or offers from, or enter into any agreements with, any third party relating to (i) any investment in, or acquisition of, equity interests (whether by way of merger, purchase or otherwise) of ST or any of ST’s subsidiaries or (ii) any possible sale or other disposition of all or any material portion of assets of ST or ST’s subsidiaries. Notwithstanding the foregoing, in the event that the Parties enter into a definitive agreement for the Proposed Transaction within the Initial Period, then the obligations of ST and its Representatives in the preceding sentence shall be superseded by a substantially similar provision in such definitive agreement which shall provide for the obligations thereunder to survive until the nine month anniversary of the Effective Date (the “Extended Period”). For purposes of this letter agreement, the term “Representatives” shall mean an entity’s officers, directors, employees, representatives, agents, professional advisors or authorized representatives.

2. Expenses and Fees. Except as otherwise expressly provided in this letter agreement, each Party will bear its own expenses and disbursements in connection with the Proposed Transaction. If the Proposed Transaction is not consummated because a necessary consent or approval of a governmental agency is not obtained within the Extended Period, then upon final failure of such condition to be satisfied, ST shall pay to BTCS $50,000.00 by wire transfer of immediately available funds to a bank account designated in writing by BTCS no later than two (2) business days after such failure. In addition, if the Proposed Transaction is (i) not consummated because the approval of ST’s board of directors or shareholders for the Proposed Transaction is not obtained as described in Section 2(b)(ii) of the LOI, and (ii) ST consummates a Competing Transaction within the Extended Period, then upon the satisfaction of both of such conditions, ST shall pay to BTCS $1,000,000.00 (the “Break Fee”) by wire transfer of immediately available funds to a bank account designated in writing by BTCS no later than two (2) business days after such failure. “Competing Transaction” shall mean a transaction pursuant to which all or substantially all of the ST’s shares or assets are sold or licensed to a third party for an aggregate purchase price exceeding $10 million.

3. Non-Circumvention. ST hereby covenants and agrees that ST will not seek to avoid or delay obtaining a necessary consent or approval of a governmental agency with respect to the Proposed Transaction in order to circumvent paying the Break Fee.

4. Key Man. The obligations and provisions of this letter agreement shall terminate and be of no further force and effect immediately upon (i) the termination of Charles Allen as CEO of BTCS or (ii) Charles Allen tendering his resignation as CEO of BTCS.

5. Equipment Sales. If the Proposed Transaction is not consummated and ST continues to design and manufacture ASIC digital currency mining hardware (“Hardware”) then ST agrees to continue to sell Hardware to BTCS for a period of 3 years (the “Sales Term”) from the Effective Date at a price equal to cost plus 10% (the “Initial Price”). Provided however that the gross sales to BTCS at the Initial Price will be limited to $1,500,000, thereafter any sales to BTCS during the Sales Term will be at a price equal to cost plus 30% margin.

6. Term. Except as provided for in Section 3, this letter agreement shall automatically terminate and be of no further force and effect at the earlier of (a) the Extended Period (or, in the event that the Parties do not enter into a definitive agreement for the Proposed Transaction, the Initial Period) , and (b) termination or expiration of the LOI. For avoidance of doubt, ST’s obligations under Sections 1, 2, and 5 of this letter will survive any expiration or termination of this letter agreement (but only to the extent any such obligations are incurred prior to any such expiration or termination).

7. Amendments; Waivers. Modifications of this letter agreement or waiver of the terms and conditions hereof shall not be binding upon any Party, unless approved in writing by each Party. Each Party agrees that no failure or delay by the other Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

8. Governing Law. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9. Jurisdiction; Consent to Service. Each Party hereby (a) consents to submit to the personal jurisdiction of a Federal court located in the Southern District of New York or, if such court does not have jurisdiction, any New York State court located in the Borough of Manhattan in the City of New York, with respect to all actions and proceedings arising out of or relating to this letter agreement, (b) agrees not to attempt to deny such personal jurisdiction by motion or other request for leave from any such court, (c) agrees not to bring any action arising out of or relating to this letter agreement or of any of the transactions contemplated by this letter agreement in any court other than a Federal court located in the Southern District of New York or, if such court does not have jurisdiction, in any New York State court located in the Borough of Manhattan in the City of New York, (d) agrees that all claims with respect to any such action or proceeding may be heard and determined in such Federal or New York State court, (e) waives the defense of an inconvenient forum and (f) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10. Waiver of Jury Trial. Each of the Parties irrevocably waives any and all right to trial by jury in any legal proceedings arising out of or relating to this letter agreement.

11. Severability. If any provision of this letter agreement shall be held to be invalid and unenforceable, such invalidity or unenforceability shall not affect any other provision of this letter agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12. Counterparts. This letter agreement may be executed in counterparts which, taken together, shall constitute a single original document. Facsimile signatures shall be deemed binding and enforceable.

Please indicate your agreement with the terms and provisions of this letter agreement by signing where indicated below.

SPONDOOLIES-TECH LTD

By:
Name:
Title:

Accepted and agreed as of the date first
written above.

BITCOIN SHOP INC.

By:
Name:
Title: